As filed with the Securities and Exchange Commission on November 2, 2011

Registration No. 333-175395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amendment No. 5 to	Amendment No. 5 To
FORM S-1	FORM S-3
Chesapeake Granite Wash Trust	Chesapeake Energy Corporation
(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)

Delaware	Oklahoma
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

1311	1311
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

45-6355635	73-1395733
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

919 Congress Avenue, Suite 500 Austin, Texas 78701 (512) 236-6599	6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Ulrich The Bank of New York Mellon Trust Company, N.A. 919 Congress Avenue, Suite 500 Austin, Texas 78701 (512) 236-6599	Jennifer M. Grigsby Senior Vice President and Corporate Secretary 6100 North Western Avenue Oklahoma City, Oklahoma 73118 (405) 848-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Telle Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2770 (713) 221-1327 (713) 221-2113 (fax)	Joshua Davidson. Hillary H. Holmes Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002-4995 (713) 229-1234 (713) 229-1522 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Chesapeake Granite Wash Trust
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Chesapeake Energy Corporation.
Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Forms S-1 and S-3 (Registration Nos. 333-175395 and 333-175395-01) (the “Registration Statement”) of Chesapeake Granite Wash Trust (the “Trust”) and Chesapeake Energy Corporation (“Chesapeake”) is being filed solely to provide updated and substantially complete versions of certain exhibits. Accordingly, Part I of the Registration Statement has been omitted from this filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13/14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$67,759
FINRA filing fee	$58,863
NYSE listing fee	$206,800
Printing and engraving expenses	$400,000
Fees and expenses of legal counsel	$1,425,000
Accounting fees and expenses	$400,000
Transfer agent and registrar fees	$3,500
Trustee fees and expenses	$10,000

Total	$2,571,922

Item 14/15.	Indemnification of Directors and Officers.

The trust agreement provides that each of the trustee and the Delaware trustee and their respective officers, agents and employees shall be indemnified from the assets of the trust against and from any and all liabilities, expenses, claims, damages or loss incurred by them as trustee or Delaware trustee in the administration of the trust and the trust assets, including, without limitation, any liability, expenses, claims, damages or loss arising out of or in connection with any liability under environmental laws, or in the doing of any act done or performed or omission occurring on account of it being trustee or Delaware trustee or acting in such capacity, except such liability, expense, claims, damages or loss as to which each is liable under the trust agreement. In this regard, the trustee and Delaware trustee shall be liable only for willful misconduct or gross negligence or for acts or omissions in bad faith and shall not be liable for any act or omission of any of their respective agents or employees unless the trustee or Delaware trustee, as applicable, has acted in bad faith, willful misconduct or with gross negligence in the selection and retention of such agent or employee. Each of the trustee and the Delaware trustee is entitled to indemnification from the assets of the trust and shall have a lien on the assets of the trust to secure for each the foregoing indemnification.

Section 1031 of the Oklahoma General Corporation Act, under which Chesapeake is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of Chesapeake and Article VI of the Amended and Restated Bylaws of Chesapeake also provide for indemnification of directors and officers under certain circumstances. These provisions, together with Chesapeake’s indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933 (the “Securities Act”), as amended. In addition, Chesapeake maintains insurance, which insures its directors and officers against certain liabilities.

The Oklahoma General Corporation Act provides for indemnification of each of Chesapeake’s officers and directors against (a) expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of Chesapeake, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, other than an action by or in the right of Chesapeake. To be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Chesapeake, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful and (b) expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of Chesapeake brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of Chesapeake, or any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of Chesapeake, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to Chesapeake, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of Chesapeake’s Certificate of Incorporation provides for indemnification of Chesapeake’s directors and officers. The Oklahoma General Corporation Act also permits Chesapeake to purchase and maintain insurance on behalf of Chesapeake’s directors and officers against any liability arising out of their status as such, whether or not Chesapeake would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Chesapeake has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, Chesapeake will pay on behalf of the indemnitee any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of Chesapeake or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of Chesapeake or an affiliate or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which Chesapeake would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. Chesapeake also provides liability insurance for each of its directors and executive officers.

The above discussion of Chesapeake’s Certificate of Incorporation and Amended and Restated Bylaws and Section 1031 of the Oklahoma General Corporation Act is not intended to be exhaustive and is respectively qualified in its entirety by reference to Chesapeake’s Certificate of Incorporation and Amended and Restated Bylaws and the Oklahoma General Corporation Act.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1†	Certificate of Trust of Chesapeake Granite Wash Trust

4.1†	Trust Agreement of Chesapeake Granite Wash Trust, dated June 29, 2011

4.2	Form of Amended and Restated Trust Agreement of Chesapeake Granite Wash Trust

5.1†	Opinion of Richards, Layton & Finger, P.A. relating to the validity of the trust units to be registered under this Registration Statement

5.2†	Opinion of Bracewell & Giuliani LLP relating to authorization of Chesapeake Granite Wash Trust

8.1†	Opinion of Bracewell & Giuliani LLP relating to tax matters

10.1	Form of Term Overriding Royalty Conveyance (PDP)

10.2	Form of Term Overriding Royalty Conveyance (PUD)

10.3	Form of Perpetual Overriding Royalty Conveyance (PDP)

10.4	Form of Perpetual Overriding Royalty Conveyance (PUD)

10.5	Form of Assignment of Royalty Interest

10.6†	Form of Administrative Services Agreement

10.7	Form of Development Agreement

10.8	Form of Hedge Agreement

10.9	Form of Drilling Support Mortgage

10.10†	Form of Registration Rights Agreement

23.1†	Consent of PricewaterhouseCoopers LLP

23.2†	Consent of Ryder Scott Company, L.P.

23.3†	Consent of Netherland, Sewell & Associates, Inc.

23.4†	Consent of Data & Consulting Services, Division of Schlumberger Technology Corporation

23.5†	Consent of Lee Keeling and Associates, Inc.

23.6†	Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1)

23.7†	Consent of Bracewell & Giuliani LLP (contained in Exhibit 8.1)

24.1†	Powers of Attorney (included on signature pages of this Registration Statement)

99.1†	Summary Reserve Reports of Ryder Scott Company, L.P. (included as Annex A to the prospectus)

†	Previously filed

Item 17.	Undertakings.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrants hereby undertake that:

(1)	For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Chesapeake Granite Wash Trust has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 2, 2011.

Chesapeake Granite Wash Trust

By:	CHESAPEAKE ENERGY CORPORATION.

	By	/s/ JENNIFER M GRIGSBY
	Name:	Jennifer M. Grigsby
	Title:	Senior Vice President, Treasurer and Corporate Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Chesapeake Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on November 2, 2011.

Chesapeake Energy Corporation

By	/s/ AUBREY K. MCCLENDON
Name:	Aubrey K. McClendon
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ AUBREY K. MCCLENDON Aubrey K. McClendon	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2011

/s/ DOMENIC J. DELL’OSSO, JR. Domenic J. Dell’osso, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 2, 2011

/s/ MICHAEL A. JOHNSON Michael A. Johnson	Senior Vice President—Accounting, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 2, 2011

* Richard K. Davidson	Director	November 2, 2011

* Kathleen Eisbrenner	Director	November 2, 2011

* V. Burns Hargi	Director	November 2, 2011

* Frank Keating	Director	November 2, 2011

* Charles T. Maxwell	Director	November 2, 2011

* Merrill A. Miller, Jr	Director	November 2, 2011

* Don Nickles	Director	November 2, 2011

* Louis A. Simpson	Director	November 2, 2011

*By:	/S/ AUBREY K. MCCLENDON
Aubrey K. McClendon
Attorney-in-fact